Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BROOKFIELD HOMES CORPORATION
          FIRST: The name of the corporation is Brookfield Homes Corporation (the “Corporation”).
          SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, which address is located in the County of New Castle, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), and 75,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”). The powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of the Preferred Stock and the Common Stock shall be as follows:
(a)	Preferred Stock.
            (i)      Issuance.  The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors.
            (ii)     Series A Preferred Stock.  There shall be a series of the Preferred Stock of the Corporation, which shall be designated as the “Series A Preferred Stock.” The number of authorized shares constituting the Series A Preferred Stock is 10. Such number may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Series A Preferred Stock then outstanding plus the number of Series A Preferred Stock shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.
            The Series A Preferred Stock is redeemable at the option of the holder at a redemption price of $10 per share; provided, however, that the Corporation shall not be required to redeem any shares of Series A Preferred Stock if such redemption is prohibited by law.

            The holders of Series A Preferred Stock shall be entitled to dividends at such time and in such amounts as shall be declared by the Board of Directors from time to time out of funds legally available therefor.
            The holders of Series A Preferred Stock shall not be entitled to vote.
(b)	Common Stock.
            Each share of Common Stock shall be entitled to one vote on matters to be voted on by the stockholders of the Corporation.
            The holders of shares of Common Stock may be entitled to receive as, if and when declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
          FIFTH: Subject to the provisions of the General Corporation Law of the State of Delaware, the number of Directors of the Corporation shall be determined as provided by the By-Laws.
          SIXTH: To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, or any comparable successor law, as the same may be amended and supplemented from time to time, the Corporation (i) may indemnify all persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or because he was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director, officer, employee or agent of the Corporation and (iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
          SEVENTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.
          NINTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws of the Corporation or by resolution of the stockholders or directors. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.
          TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock of the Corporation and entitled to vote in the election of directors, considered for the purposes of this Article ELEVENTH as one class, shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.